Exhibit 99.1

News Release	Energy Partners, Ltd. 201 St. Charles Avenue, Suite 3400 New Orleans, Louisiana 70170 (504) 569-1875

EPL Announces Final Results of Equity Self-Tender Offer

New Orleans, Louisiana, April 27, 2007…Energy Partners, Ltd. (“EPL” or the “Company”) (NYSE:EPL) today announced the final results of its cash tender offer to purchase up to 8,700,000 issued and outstanding common shares at $23.00 per share, which expired on April 23, 2007 at 5:00 p.m. EDT.

Based on the final count by the depositary for the tender offer, an aggregate of 37,041,115 shares of EPL common stock were properly tendered and not withdrawn at a price of $23.00 per share. Based on these results, the Company will purchase 8,700,000 shares in the tender, using a proration factor of approximately 23.4874% pursuant to procedures specified in EPL's Tender Offer Statement. The Company expects payment for the shares accepted for purchase and the return of all shares tendered and not accepted for purchase to occur promptly.

Founded in 1998, EPL is an independent oil and natural gas exploration and production company based in New Orleans, Louisiana.  The Company’s operations are focused along the U.S. Gulf Coast, both onshore in south Louisiana and offshore in the Gulf of Mexico.

Forward-Looking Statements

This press release may contain forward-looking information and statements regarding EPL. Any statements included in this press release that address activities, events or developments that EPL expects, believes or anticipates will or may occur in the future are forward-looking statements. These include statements regarding:

•	reserve and production estimates;

•	oil and natural gas prices;

•	the impact of derivative positions;

•	production expense estimates;

•	cash flow estimates;

•	future financial performance;

•	planned capital expenditures; and

•	other matters that are discussed in EPL's filings with the Securities and Exchange Commission.

These statements are based on current expectations and projections about future events and involve known and unknown risks, uncertainties, and other factors that may cause actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. Please refer to EPL's filings with the SEC, including Form 10-K for the year ended December 31, 2006, for a discussion of these risks.

This announcement does not constitute an offer or invitation to purchase nor a solicitation of an offer to buy or sell any securities of EPL.

Additional Information and Where to Find It. Security holders may obtain information regarding the Company from EPL's website at www.eplweb.com, from the Securities and Exchange Commission's website at www.sec.gov, or by directing a request to: Energy Partners, Ltd. 201 St. Charles Avenue, Suite 3400, New Orleans, Louisiana 70170, Attn: Secretary, (504) 569-1875.

SOURCE: Energy Partners Ltd.

Contact:
MacKenzie Partners, Inc.
Information Agent
800-322-2885 (US toll-free) and 212-929-5500 (collect)

Energy Partners Ltd., New Orleans
Investors:
T.J. Thom, 504-799-4830
or
Al Petrie, 504-799-1953
or
Media:
Joele Frank, Wilkinson Brimmer Katcher
Steve Frankel or Jeremy Jacobs, 212-355-4449